Exhibit 10.7

AULT ALLIANCE, Inc.

Amendment To

Senior Secured Promissory Note

This amendment (the “Amendment”), dated as May 4, 2023 to the Senior Secured Promissory Note dated December 29, 2022 (the “Note”), issued to JADR Consulting Group Pty Ltd (“JADR”) by Ault Alliance, Inc. (formerly, BitNile Holdings, Inc.) (“AAI”). All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Note.

WHEREAS, the Note matured on March 16, 2023.

WHEREAS, as of March 16, 2023, the outstanding amount owed on the Note was Two Million Eight Hundred Sixty-Four Thousand Nine Hundred Eight-Five Dollars ($2,864,985), representing an outstanding Principal Amount of Two Million Seven Hundred Fifty-Six Thousand Two Hundred Forty-Six Dollars ($2,756,246) and accrued but unpaid interest of One Hundred Eight Thousand Seven Hundred Thirty-Nine Dollars ($108,739).

WHEREAS, AAI has agreed to pay JADR an extension fee of Seven Hundred Seventy-Two Thousand Nine Hundred Ninety-Seven Dollars ($772,997) (the “Extension Fee”), which includes (i) Five Hundred Seventy-Two Thousand Nine Hundred Ninety-Seven Dollars ($572,997) representing, twenty percent (20%) of the total amount due under the Note as of March 16, 2023 and (ii) Two Hundred Thousand Dollars ($200,000), representing an additional fee for the amendment to the Events of Default.

WHEREAS, AAI and JADR desire to amend the Note in certain respects to, (i) extend the Maturity Date, (ii) provide for three payments of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($333,333) each towards the Note between now and the extended Maturity Date, (iii) revise the Principal Amount of the Note to the outstanding amount owed as of March 16, 2023, increased by the amount of the Extension Fee being added thereto pursuant to the terms of this Amendment, (iv) eliminate certain Events of Default under the Note, and (v) provide for a penalty payment of One Million Dollars ($1,000,000) if the Note is not repaid in full by the new Maturity Date.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       The reference in the heading to the Note being due “March 16, 2023” is hereby deleted and replaced in its entirely by “June 30, 2023”.

2.       The first paragraph on page 1 of the Note is hereby deleted and replaced in its entirety by the following:

“For value received, AULT ALLIANCE, INC., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of JADR Consulting Group Pty Ltd (the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Three Million Six Hundred Thirty-Seven Thousand Nine Hundred Eighty-Two Dollars ($3,637,982) (the “Principal Amount”).”

3.       The second paragraph on page 1 of the Note is hereby deleted and replaced in its entirety by the following:

“All payments under or pursuant to this Original Issuance Discount Senior Secured Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The Company shall be obligated to make payments to the Investor as provided herein. The Outstanding Balance of this Note shall be due and payable on June 30, 2023 (the “Maturity Date”) or at such time as provided herein. In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places.”

4.       Section 2.1(a) is hereby deleted and replaced in its entirety by the following:

“(a)        any default in the payment of (i) the Principal Amount and (ii) all accrued and unpaid interest on the Principal Amount on the Maturity Date and any such default is not remedied within five (5) Business Days from the Event of Default occurring by the Company’s failure to comply with this Section 2.1(a);”

5.       The text of each of Sections 2.1(i) through 2.1(p) are hereby deleted and replaced in its entirety by the following:

“[Reserved]”

a.           A new Section 2.2(d) is hereby added to read as follows:

“(d)       Upon the occurrence of an Event of Default under Section 2.1(a), the Principal Amount of the Note shall be increased by One Million Dollars ($1,000,000).”

6.       Section 2.2(b) is hereby amended by appending the following:

“Upon the occurrence of an Event of Default other than under Section 2.1(g) or 2.1(h), the Holder may, by written notice to Maker, declare this Note to be due and payable, whereupon the Principal Amount of the Note and all accrued and unpaid interest on the Principal Amount shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding. Upon the occurrence of an Event of Default under Section 2.1(g) or 2.1(h), the Principal Amount of the Note and all accrued and unpaid interest on the Principal Amount shall immediately become due and payable, without any action on the part of the Holder.”

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7.       Section 3.1(f) is hereby deleted and replaced in its entirety by the following:

“(f)       Repayment of This Note. The Company shall utilize commercially reasonable efforts to make a payment of Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($333,333) towards the outstanding Principal on JADR’s Note on each of May 8, 2023, May 15, 2023 and May 31, 2023, provided, however, that the failure to make such payments shall not constitute an Event of Default. The Company shall also make payments within two (2) Business Days after receipt of funds to the Holder equal to the net proceeds, if any, generated from the sale of marketable securities by Ault Lending, LLC including, without limitation, the Mullen Securities (as defined in the Security Agreement), provided, however, that the Company shall have first satisfied in full all payments due under the second sentence of Section 3(f) of the Senior Secured Promissory Note in substantially similar form to this Note, dated as of December 16, 2022, as amended, issued to Esousa Group Holdings, LLC by the Maker (the “Esousa Note”). The Company shall also make payments to the Investors equal to eighty percent (80%) of the net proceeds generated from the sale of Capital Stock, but excluding the sale of Capital Stock from (i) transactions involving sales of securities to Ault & Company, Inc., provided, however, that in any transaction pursuant to this subsection (i), the Company shall be obligated to repay 50% of the net proceeds towards the Note, or (ii) a transaction in which the Designated Property is pledged or provided as collateral to secure the financing, provided, however, that in any transaction pursuant to this subsection (ii), the Company shall be obligated to repay $1,000,000 of this Note from the net proceeds, only after satisfaction of any payments due under clause (ii) of the third sentence of Section 3(f) of the Esousa Note. Other than as set forth on Schedule 5.7 of the Purchase Agreement, the Company has no outstanding Indebtedness (all such Indebtedness set forth on Schedule 5.7 of the Purchase Agreement is hereinafter referred to as the “Existing Debt” and is collectively referred to herein as the “Permitted Indebtedness”). The Company shall not make any voluntary cash prepayments on any Indebtedness at any time while any amounts are owing under the Note other than with respect to the Existing Debt or cash payments the Company is required to make pursuant to the express terms thereof existing on the date hereof. Neither the Company nor any Private Subsidiary shall incur any Indebtedness without the express written consent of the Investor.”

8.       Section 3.1(g) is hereby deleted and replaced in its entirety by the following:

“(g)       Sale of Property. To the extent that the Company sells that certain real property located in Florida identified on Schedule 5.8(b) of the Purchase Agreement (the “Designated Property”), the net proceeds from the sale of the Designated Property in excess of $15,000,000 shall be used by the Company to repay the Notes and such amount shall immediately become due and payable under the Notes. The Company shall utilize commercially reasonable efforts to refinance the Designated Property on or before May 31, 2023, from which refinancing the Company shall repay $1,000,000 of the Note, only after satisfaction of any payments due under the last sentence of Section 3(g) of the Esousa Note.”

9.       For agreeing to enter into this Amendment, AAI agrees to pay JADR the Extension Fee, which Extension Fee has been added to the Principal Amount of the Note as reflected in Section 2 above. The Company and JADR agree that they shall enter into good faith discussions to permit the Extension Fee to be paid in shares of shares of Common Stock, which shares would be issued under the Company’s existing “shelf” registration statement, subject to regulatory limits.

10.      Notwithstanding the date of execution hereunder, this Amendment shall be deemed effective as of March 16, 2023, and JADR confirms and acknowledges that no Event of Default occurred under the Note as a result of any lapse of time between March 16, 2023 and the date of execution of this Amendment.

11.      Each of Ault & Company, Inc., BitNile, Inc., Ault Lending, LLC and Milton C. Ault, III (each, a “Guarantor”) hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty, dated as of December 16, 2022 executed by each of them in favor of Esousa Group Holdings LLC, as agent for the Investors (the “Guaranty”) are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended by this Amendment.

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12.      This Amendment shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

13.      Except as amended hereby, the Note shall remain unmodified and is hereby ratified in all respects.

14.      This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

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Agreed this 4th day of May, 2023.

AULT ALLIANCE, INC.	JADR CONSULTING GROUP PTY LTD

By:	By:
William B. Horne		Justin Davis-Rice
Chief Executive Officer		Director

Solely for purposes of Section 10 hereof:

AULT & COMPANY, INC.		BITNILE, INC.

By:		By:
	Milton C. Ault, III		William B. Horne
	Chief Executive Officer		Chief Executive Officer

AULT LENDING, LLC		MILTON C. AULT, III

By:		By:
David J. Katzoff
Manager

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